Exhibit 99.1

Synchronoss Announces Closing Of Convertible Preferred Stock Investment

Siris Capital Group invests in Synchronoss

BRIDGEWATER, N.J. — (BUSINESS WIRE) — Feb.  15, 2018 — Synchronoss Technologies, Inc. (NASDAQ: SNCR) (“Synchronoss” or the “Company”), a global leader and innovator in cloud, messaging and digital products, today announced that it has closed the previously announced sale of $185 million in a newly created series of preferred stock to affiliates of Siris Capital Group, LLC (“Siris”).

Under the terms of the agreement, Silver Private Holdings I, LLC (“Silver”), an affiliate of Siris, will receive 185,000 shares of Series A Convertible Participating Perpetual Preferred Stock of the Company in exchange for $97.7 million in cash and the transfer to Synchronoss of 5,994,667 shares of common stock (approximately 12.6% of the Company’s outstanding stock), representing all the shares of common stock held by Silver.

“We are excited to close on the investment from Siris and view this as another positive step forward for Synchronoss,” said Glenn Lurie, President and Chief Executive Officer of Synchronoss. “The additional capital from this transaction further strengthens the Company’s balance sheet and financial flexibility as we execute against our product and growth strategies.  Synchronoss is delivering those next-generation cloud, messaging and digital products that companies in the technology-media-telecom (TMT) sector rely on in order to differentiate and successfully compete in the world of burgeoning data usage growth in IoT and overall customer experience.  We remain optimistic about the future given our world class customer base, long-term customer relationships, and strong financial profile.”

Frank Baker, a Co-Founder and Managing Partner of Siris added, “We believe that Synchronoss represents an attractive opportunity to build meaningful shareholder value.  I look forward to joining the company’s board of directors to collaborate with the management team and partner together to help the company realize its significant potential.”  Baker added, “The on-going digital transformation in the TMT sector requires partners with experience in delivering seamless, self-service solutions at scale to their many end-users and enterprise customers. Synchronoss has a long-term track record of delivering solutions which engage and delight users throughout the constantly changing customer journey.”

As part of Siris’ investment in Synchronoss, the firm has the right to appoint two members of the Company’s board of directors, among other governance rights.  Frank Baker and Peter Berger, each a Co-Founder and Managing Partner of Siris, have joined the board of directors of Synchronoss.

Each share of Series A Convertible Participating Perpetual Preferred Stock converts into 55.5556 shares of common stock at a conversion price of approximately $18.00 per share and carries an annual dividend rate of 14.5%.

The Company continues to maintain a strong cash balance, and as of December 31, 2017, had approximately $249 million in cash, cash equivalents, restricted cash and marketable securities, not including the net proceeds received in connection with the above transaction.

About Synchronoss

Synchronoss transforms the way companies create new revenue, reduce costs and delight their subscribers with cloud, messaging and digital products supporting hundreds of millions of subscribers across the globe. Synchronoss’ secure, scalable and groundbreaking new technologies, trusted partnerships and talented people change the way TMT customers grow their business. For more information visit us at: www.synchronoss.com.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings.  These statements are based on the Company’s current expectations and beliefs and various assumptions.  There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  These factors include, but are not limited to, risks associated with the effect of Siris’s investment on the Company’s business relationships, operating results, and business generally; risks that Siris’s investment disrupts current plans and operations of the Company; risks related to diverting management’s attention from the Company’s ongoing business operations; risks related to the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the Siris investment or otherwise; risks associated with the Company’s ongoing accounting review; fluctuations in the Company’s financial and operating results; uncertainty regarding increased business and renewals from existing customers; disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in the Company’s senior management team; customer renewal rates and attrition; customer concentration; the Company’s ability to maintain the security and integrity of its systems; foreign currency exchange rates; the financial and other impact of previous and future acquisitions; competition in the enterprise and mobile solutions markets; the Company’s ability to retain and motivate employees; technological developments; litigation and disputes and the costs related thereto; unanticipated changes in the Company’s effective tax rate; uncertainties surrounding domestic and global economic conditions;  and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and September 30, 2017, to be filed with the SEC as soon as practicable.  The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Contacts:

Seth Potter

+1 646-277-1230

investor@synchronoss.com